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                                                                    EXHIBIT 99.1

                                 WSI INDUSTRIES
                             NEW BUSINESS ANNOUNCED
                                  SALES UP 24%
                               NET EARNINGS DOUBLE

MARCH 20, 2007--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported net sales of $4,440,000 for the second quarter of fiscal 2007 ended February 25, 2007, an increase of 24% as compared to the year-earlier quarter of $3,574,000. The Company posted net income of $155,000 or $.06 per share for the current quarter, compared to $69,000 or $.03 per share in the second quarter of fiscal 2006.

Michael J. Pudil, president and chief executive officer, commented: "Our fiscal 2007 second quarter had solid revenue growth as we experienced increased sales from virtually all markets that we serve. We are pleased to report that our second quarter had the highest level of quarterly sales in over 5 years." Pudil continued: "We are most pleased to report success with our business diversification efforts by securing business with three new customers. One will be a significant new program in the energy industry, another is in the recreational vehicle market that we now serve, and a third is in the aerospace industry. For the second half of Fiscal 07, we are expecting continued top line growth as a result of these new customers even though there is a planned reduction in business from an existing customer." Pudil concluded, "We are continuing to invest in our business and are pleased with the results to date especially in regards to our customer diversification. Everyone at WSI is proud of these accomplishments."

In keeping with its announced policy to reward its shareholders, the Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable April 17, 2007 to holders of record on April 3, 2007.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, computers, small engines, marine, bioscience and instrumentation.

                                      # # #
For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.